Exhibit 10.1

MEMORANDUM OF TERMS OF EMPLOYMENT

THIS MEMORANDUM OF TERMS OF EMPLOYMENT (“Memorandum”), is made and entered into as of January 1, 2023 by and between Salem Communications Holding Corporation (hereinafter referred to as “Employer”), a wholly owned subsidiary of Salem Media Group, Inc. (hereinafter referred to as “Salem Media Group”), and E. Allen Power (hereinafter referred to as “Employee”), upon the following terms and conditions:

1. EMPLOYEE’S RESPONSIBILITIES. Employee agrees to devote Employee’s entire business time, attention and energies to the business of Employer, and Employer’s parent entity and affiliates (collectively, the “Business”). Employee also agrees to perform all services hereunder in a manner loyal and faithful to Employer. Employee’s title shall be President, Broadcast Media of Employer reporting directly to the Chief Executive Officer of the Business, or such other person who may be assigned by Employer from time to time at the sole discretion of Employer. Employee agrees to perform all duties reasonable and consistent with a President, Broadcast Media as the Chief Executive Officer of the Business may assign to Employee from time-to-time.

2. TERM. Employee’s employment with the Employer is voluntarily entered into, and Employee is free to resign at any time. It is understood that this Memorandum shall not create a contract for any specific term, expressed or implied, of employment. The relationship of the Employer to Employee shall be one of voluntary employment “at will,” with no definite period of employment, regardless of the date or method of payment of wages or salary. The relationship may be terminated by either Employee or Employer at any time, with or without cause and with or without prior notice. No person, other than the Chief Executive Officer or Executive Vice President of Human Resources of Salem Media Group, an affiliate of the Employer, has authority to enter into an agreement for employment for any specified period of time or to make any agreement contrary to the foregoing, and then, only by an agreement in writing signed by them. Subject to the foregoing, the period of time from the date this Memorandum is entered into (“Commencement Date”) until the date it terminates (“Termination Date”) shall be referred to herein as the “Term.”

3. TERMINATION OF EMPLOYMENT.

(a) Termination; Payment of Salary. Employer may terminate Employee’s employment with Employer at any time for Cause, immediately upon notice to Employee. In the event that Employee’s employment is terminated for “Cause”, Employee shall receive payment for all accrued salary through the Termination Date, which in this event shall be the date upon which notice of termination is given, and the Employer shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice. In the event that, during the Term, Employee’s employment is terminated by the Employer other than for “Cause”, in addition to all accrued salary through the Termination Date, the Employer shall pay Employee as severance an amount equal to his then Base Salary for six (6) months, less standard withholdings for tax and social security purposes.

(b) Definition of Cause. For the purposes of this Agreement, “Cause” shall mean, without limitation, the following: (i) the death of Employee; (ii) any mental or physical impairment which prevents Employee at any time during the Term from performing the essential functions of his full duties for a period of 90 days within any 365 day period and Employee thereafter fails to return to work within 10 days of notice by the Employer of intention to terminate (“Disability”); (iii) continued

gross neglect, malfeasance or gross insubordination in performing duties assigned to Employee; (iv) a conviction for a crime involving moral turpitude; (v) an egregious act of dishonesty (including without limitation theft or embezzlement) in connection with employment, or a malicious action by Employee toward Salem Media Group; (vi) a violation of the provisions of Section 6 hereof; (vii) a willful breach of this Agreement; (viii) disloyalty; and (ix) material and repeated failure to carry out reasonably assigned duties or instructions consistent with Employee’s position.

4. COMPENSATION. For all of the services rendered by Employee, Employer shall compensate Employee, less applicable deductions and withholding taxes, in accordance with Employer’s payroll practices as they may exist from time-to-time. A Compensation Schedule is attached hereto as Schedule A. The terms of this Schedule A may be modified by the Employer at any time at its sole discretion.

5. EMPLOYEE’S OBLIGATIONS

(a) Confidential Information. Employee agrees that, during the Term, Employee will receive from Employer and has and will develop for Employer confidential information that the Employer desires to keep secret and confidential to maintain and enhance its competitive advantage in the field of multi-media content delivery, including without limitation, radio and television broadcasting, and podcasting. Employee acknowledges that the Employer is providing significant resources to Employee to assist Employee to develop relationships with the Employer’s customers. Employee understands that this information is of a highly unique nature and is critical to the Employer’s business. Employee acknowledges that the restrictions contained in this Memorandum are reasonable to protect the Employer’s legitimate business interests.

(i) Definition of Confidential Information. “Confidential Information” means information and physical material not generally known or available outside of Employer and information and physical material entrusted to Employer in confidence by third parties, whether arising under a written agreement or otherwise. Confidential Information includes, without limitation: (i) Intellectual Property, as defined below; (ii) any information of a technical nature, such as discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, diagrams, test data, scientific methods and know-how; (iii) matters of a business nature, such as the identity and sourcing of advertisers, prospective advertisers, service providers, and vendors, the nature of work being done for or discussed, the addresses, telephone numbers and e-mails and the identity of persons to be contacted, credit and payment histories, purchasing histories, preferences, marketing techniques and materials, marketing and development plans, rate schedules, programming data and plans, budgets, financial information, plans for future development, the Employer’s client lists and all other information contained in files that Employer keeps for each of its actual or prospective clients/customers; (iv) matters relating to employment issues, such as lists of or information relating to, employees, agents and consultants; and (v) other information disclosed to Employee by Employer either directly or indirectly, whether in writing, electronically, orally or by observation, which is not generally known to the public and that by its nature should be considered confidential.

(ii) Non-Disclosure. Employee agrees at all times during the Term of employment and thereafter, to hold in strictest confidence and not to use (except for the benefit of Employer to the extent necessary to perform his/her obligations to Employer) and not to directly or indirectly use or publish to any person, firm, corporation or other entity, without written authorization from Employer in each instance, any Confidential Information as defined above, that Employee obtains, accesses or creates during the Term of his/her employment, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of Employee or others who were under confidentiality obligations as to the item or items involved. Employee further agrees not to make copies of, recreate or deliver such Confidential Information except as authorized by Employer. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. Nothing in this Agreement prohibits or restricts Employee (or Employee’s attorney) from initiating communications directly with, responding to an inquiry from, filing a charge or complaint with, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other federal or state regulatory authority. Further, nothing in this Agreement in any way prohibits or is intended to restrict or impede the Employee from discussing the terms and conditions of Employee’s employment with co-workers or exercising protected rights under the National Labor Relations Act.

(iii) Third Party Information. Employee’s agreements in this section are intended to be for the benefit of Employer and any third party that has entrusted information or physical material to Employer in confidence.

(iv) Other Rights. This Memorandum is intended to supplement, and not to supersede, any rights Employer may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

(b) Intellectual Property.

(i) Definitions. “Intellectual Property” means code, software, programs, applications, discoveries, developments, inventions, concepts, designs, ideas, know how, improvements, trade secrets, trademarks, trade dress, technical data, research, product or service ideas or plans, software, processes, formulas, techniques, engineering designs and drawings and/or original works of authorship, whether or not patentable, registerable, copyrightable or otherwise legally protectable and includes, but is not limited to, any new product, machine, trade dress, article of manufacture, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, design or configuration of any kind, or any improvement thereon. “Company Intellectual Property” means any and all Intellectual Property that Employee may solely or jointly author, discover, develop, conceive, or reduce to practice within the scope of and during the Term of employment with Employer.

(ii) Assignment of Company Intellectual Property. Employee acknowledges that all Company Intellectual Property (and all rights therein, including, without limitation, copyright) that is made by Employee (solely or jointly with others) are “works made for hire” (to the greatest extent permitted by applicable law) that shall be the sole and exclusive property of Employer and are compensated by Employee’s salary. If for any reason the Company Intellectual Property would not be considered works made for hire under applicable law, Employee hereby sells, assigns, and transfers to Employer, its successors and assigns, the entire right, title and interest in and to the patents, copyrights, trademarks, inventions and other intellectual property rights embodied in the Company Intellectual Property and any patents, registrations and applications relating thereto and any renewals and extensions thereof, and in and to all patents, inventions and works based upon, derived from, or incorporating the Company Intellectual Property or any part thereof, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the patents, copyrights, trademarks, inventions and other intellectual property rights embodied in the Company Intellectual Property and in and to all rights corresponding to the foregoing throughout the world. Employee hereby waives and irrevocably quitclaims to Employer or its designee any and all claims, of any nature whatsoever, that Employee now has or may hereafter have for infringement of any and all Company Intellectual Property.

(iii) Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Company Intellectual Property made by Employee (solely or jointly with others) during the Term of employment. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, or any other format. The records will be available to and remain the sole property of the Company at all times. Employee shall not remove such records from Employer’s place of business except as expressly permitted by Employer policy which may, from time to time, be revised at the sole election of Employer for the purpose of furthering Employer’s business. Employee shall deliver all such records (including any copies thereof) to Employer at the time of termination of Employee’s employment.

(iv) Intellectual Property Rights. Employee agrees to assist Employer, or its designee, at its expense, in every proper way to secure Employer’s, or its designee’s, rights in the Company Intellectual Property and any copyrights, patents, trademarks, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Employer or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Employer or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to Employer or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. Employee further agrees that his/her obligation to execute or cause to be executed, when it is in his/her power to do so, any such instrument or papers shall continue during and at all times after the end of the employment relationship and until the expiration of the last such intellectual property right to expire in any country of the world. Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on his/her behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, trademarks, copyright and other registrations related to such Company Intellectual Property. This power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity.

(c) Return of Property. All documents, data, recordings, equipment or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Employee and utilized by Employee in the course of Employee’s employment with Employer or any of its affiliated companies shall remain the exclusive property of Employer. Upon termination of employment (or sooner upon request of Employer), Employee shall promptly return all of Employer’s property to Employer. Employee agrees to permanently delete any and all Employer Confidential Information that is contained on Employee’s personal computer and devices (including without limitation, personal digital assistants and smart phones) and that is contained on any social media sites in Employee’s possession or control.

(d) Use of Employee’s Name, Image and Likeness. Employer may make use of Employee’s name, photograph, drawing or other likeness in connection with the advertising or the giving of publicity to Employer, Salem Media Group or a program broadcast or content provided by Employer, Salem Media Group or any affiliated companies. In such regard, Employer may make recordings, transcriptions, videotapes, films and other reproductions of any and all actions performed by Employee in his or her capacity as an employee of Employer, including without limitation any voice-over or announcing material provided by Employee (collectively “Employee Performances”). All

Employee Performances are Company Intellectual Property. Employer shall solely own and have the right to broadcast, display, license, assign, or use in any manner and by any means, whether now known or hereafter devised, any Employee Performances on a royalty-free basis without additional compensation payable to Employee. Employer shall have the perpetual, royalty-free right to use, and license others to use, Employee’s name, professional name, voice and likeness for advertising, promotional, and publicity purposes in connection with Employee Performances.

(e) Non-Competition. For good consideration and as an inducement for Employer to employ Employee, the undersigned Employee hereby agrees not to directly or indirectly compete with the business of Employer and its successors and assigns during the Term of employment and for a period of six (6) months following the date of termination of employment and notwithstanding the cause or reason for termination. Upon the Commencement Date of this Memorandum, Employee will be provided one or more of the following: access to some trade secrets and Confidential Information of Employer; authorization to participate in specialized training; authorization to contact Employer’s existing and prospective clients and the ability and tools to develop substantial relationships and/or goodwill for the benefit of Employer.

The term “not compete” as used herein shall mean that the Employee shall not directly or indirectly, either individually or on behalf of or through any other person, business, enterprise or entity, own, manage, operate, consult, render services to, become employed in a management or sales capacity by a business, person or entity substantially similar to or competitive with Employer in the field of radio broadcasting or such other business activity in which Employer may substantially engage during the term of employment. This provision shall not prevent Employee from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. Upon termination of Employee’s employment, this non-compete provision shall extend only to the geographic area of the Atlanta, Georgia Metro Survey area (as defined by Nielsen), including any audio or audio/video programming primarily targeting people in that Metro Survey area that is delivered via the Internet or mobile devices, but excluding media advertising agencies, and shall remain in full force and effect for six (6) months from the date of employment termination.

Employer and Employee specifically acknowledge and agree that the scope and duration of the provisions of this section, including the limitations with respect to time, geography and scope of activity to be restrained, are reasonable and neither Employer nor Employee anticipates that enforcement of the provisions of this section will prevent Employee from otherwise earning a living.

(f) Non-Solicitation.

(i) During the Term of Employee’s employment by Employer and for six (6) months after termination of Employee’s employment with Employer, Employee agrees not to directly or indirectly, through any other person, firm, corporation or other entity, solicit, induce, encourage or attempt to solicit, induce or encourage any salesperson or sales agent of Employer to discontinue representing Employer for the purpose of representing any competitor of Employer.

(ii) During the Term of Employee’s employment by Employer and for six months after termination of Employee’s employment with Employer, with respect to any advertiser or customer of employer as of the date of Employee’s termination that Employee has obtained or been personally involved with for Employer at any time during the two years prior to the date of Employee’s termination, Employee agrees not to directly or indirectly, through any other person, firm, corporation or other entity: (1) contact, solicit or induce business from or conduct business with such advertiser or customer; (2) interfere with, disrupt, alter or attempt to disrupt Employer’s relationship, contractual or otherwise, between Employer and such advertiser or customer; or (3) encourage or influence or attempt to encourage or influence such customer or advertiser to curtail or reduce purchasing Employer products or services or advertising or to direct any purchase of products or services to any person, firm, corporation, institution or other entity in competition with the Employer.

(iii) If the period of time specified in this section should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in this section, the restrictive period shall not run in favor of Employee from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of Employer.

6. PERSONAL CONDUCT. Employee agrees to promptly and faithfully comply with all present and future policies, requirements, directions, requests and rules and regulations of Employer in connection with Employer’s business, including without limitation the policies and requirements set forth in Employer’s Employee Handbook, as in effect from time to time. Employee further agrees to comply with all laws and regulations pertaining to Employee’s employment with Employer. Employee further covenants, warrants and agrees that during the Term, Employee will not accept or agree to accept (except from Employer) or pay or agree to pay any money, provide services or receive any valuable consideration, as defined in Section 507 of the Federal Communications Act of 1934, as amended, for the broadcast by Employer or any Employer affiliate of any matter contained in any Employee Performances or in other programming. In the event such consideration has been or is offered, accepted, or paid, voluntarily or involuntarily, full disclosure must be promptly made to Employer. Employee hereby agrees not to engage in any activity that is in direct conflict with the essential interests of the Business. Employee hereby acknowledges that nothing set forth in the Employee Handbook or any other policy issued by Employer shall be deemed to create a separate contractual obligation, guarantee or inducement between Employee and Employer.

7. MISCELLANEOUS PROVISIONS.

(a) Venue; Choice of Law. The Federal Arbitration Act shall govern any arbitration under this Memorandum, including the availability of arbitration of all claims between Employer and Employee. Regardless of where it is signed, this Memorandum shall be deemed to be an agreement made in the city and state where Employee’s principal work area or office is located (“Venue”) and shall be interpreted as an agreement to be performed wholly in the state where the Venue is located. Except for the application of the Federal Arbitration Act as provided in the first sentence of this paragraph, the laws of the state where the Venue is located shall be applied without regard to the principles of conflicts of laws.

(b) Resolution of Disputes.

(i) Employee acknowledges that the legal remedies for breach of the covenants contained in Section 5 of this Memorandum are inadequate, and that any violation of that Section would result in irreparable injuries to Employer. Employee therefore agrees that, in addition to any or all other remedies available to Employer in the event of a breach or a threatened breach of any covenant contained in Section 5 of this Memorandum, Employer shall be entitled, from any Court of competent jurisdiction to obtain preliminary injunctive relief to preserve Employer’s covenant rights pending arbitration without being required to post a bond, while Employer must seek in arbitration permanent injunctive relief (without being required to post a bond), an equitable accounting of all earnings, profits and other benefits resulting from such violation, any monetary damages to Employer arising from such breach or threatened breach and its attorneys’ fees and all other costs and expenses incurred by Employer in enforcement of such covenants. The parties consent to the exclusive jurisdiction of the state and federal courts located in the Venue for all such action taken by Employer for a preliminary injunction to enforce the covenants of Section 5 of this Memorandum.

(ii) With the exception of a suit filed by Employer to obtain a preliminary injunction to enforce the provisions of Section 5 of this Memorandum, any other controversy, dispute or claim arising out of or relating to this Agreement or its interpretation and all actions related in any way to any aspect of Employee’s employment (including but not limited to any potential federal, state or local statutory employment claims including but not limited to those brought under Federal and State Wage and Hour Laws, including claims that could have been brought as class actions, Title VII of the Civil Rights Act of 1964, or the Age Discrimination in Employment Act), shall, unless resolved by agreement of the parties, be resolved through final and binding arbitration under the Federal Arbitration Act in the state of the Venue, in accordance with the then-existing rules of the American Arbitration Association for employment disputes, following Employee’s exhaustion of Employer’s administrative remedies. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY. Employee understands that Employee may still file administrative charges with the Equal Employment Opportunity Commission, unfair labor practice charges with the National Labor Relations Board, or similar federal, state or local agency, but that upon receipt of a right-to-sue letter or similar administrative decision, Employee shall arbitrate any claim that Employee may have against Employer. Employer shall bear all of the costs associated with the Arbitration, including filing fees and any stipend for the arbitration. Employer and the Employee shall each bear its/his or her own attorney’s fees, except as otherwise awarded by the arbitrator when required by applicable law. This Agreement to arbitrate shall be specifically enforceable under the Federal Arbitration Act in the state where the Venue is located. A judgment may be rendered upon the award in any court in the state where the Venue is located having jurisdiction over the matter. Alternatively, in the event that Employer and Employee agree to mediate the dispute, such mediation shall be conducted by a mediator selected jointly between the parties and shall be at Employer’s expense. Nothing in this section shall be read to preclude Employer from seeking temporary injunctive relief for the Employee’s breach or threatened breach of any obligations pursuant to Section 5 of this Memorandum.

(iii) Both Employer and Employee agree to bring any dispute in arbitration on an individual basis only, and not on a class, collective, or private attorney general representative basis. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective, representative or private attorney general action, or as a member in any purported class, collective, representative or private attorney general proceeding, including without limitation pending but not certified class actions (“Class Action Waiver”). PURSUANT TO THE CLASS ACTION WAIVER, EMPLOYEE WAIVES THE RIGHT TO ARBITRATE OR OTHERWISE LITIGATE CLASS ACTIONS AGAINST EMPLOYER. Disputes regarding the validity and enforceability of the Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator. In any case in which (1) the dispute is filed as a class, collective, representative or private attorney general action and (2) a civil court of competent jurisdiction finds all or part of the Class Action Waiver unenforceable, the class, collective, representative and/or private attorney general action must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.

(c) Integration. This Memorandum comprises the entire understanding of the parties with respect to the subject matter and shall supersede all other prior written or oral agreements.

(d) Amendments and Waivers. No term or provision of this Memorandum may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions. Notwithstanding anything in this Memorandum to the contrary, no person other than the Chief Executive Officer or Executive Vice President of Human Resources of Employer has the capacity to amend, waive, discharge or terminate the provisions of Section 2 relating to the “at will” nature of Employee’s employment, and then, such action may only be taken in writing.

(e) Ability to Perform Duties. By signing this Memorandum, Employee confirms that Employee is able to accept this job and carry out the work that it would involve without breaching any legal restrictions on Employee’s activities, such as restrictions imposed by a current or former employer. Employee further confirms that Employee will not use or disclose any confidential information or proprietary data or materials of any kind from any former employer during the course and scope of your employment with Employer.

(f) Severability. If any provision of this Memorandum shall be held to be illegal, invalid, or unenforceable in any respect, such provisions shall nevertheless be enforced to the fullest extent allowed by law, and the validity of the remainder of this Memorandum shall not be affected.

(g) Survival; Modification of Terms. No change in Employee’s duties or salary shall affect, alter, or otherwise release Employee from the covenants and agreements contained herein. All post-termination covenants, agreements, representations and warranties made herein by Employee shall survive the expiration or termination of this Memorandum or employment under this Memorandum in accordance with their respective terms and conditions.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum effective as of January 1, 2023.

Employee:	Employer: Salem Communications Holding Corporation

/s/ E. Allen Power	/s/ David Santrella
E. Allen Power	David Santrella Chief Executive Officer

I hereby certify that the terms and conditions of this Memorandum have been reviewed and approved by the Compensation Committee of Salem Media Group, Inc.

Effective Date: December 7, 2022	/s/ Richard A. Riddle
Richard A. Riddle Chairman of the Compensation Committee, Salem Media Group, Inc.

SCHEDULE A

Compensation Schedule

NOTE – All capitalized terms listed in this Schedule but not specifically defined shall have the definitions created for said capitalized terms as set forth in the Memorandum.

1. Definitions.

(a) “Broadcast Division” as used herein shall mean the broadcast division of Salem Media Group, Inc., excluding Salem News Channel and Salem Podcast Network.

(b) “Total Broadcast Division NOR” or “Total Broadcast Division Net Operating Revenue” as used herein shall mean the gross revenues of the Broadcast Division excluding trade receivables and agency fees/discounts.

(c) “Total Broadcast Division NOR Budget” as used herein shall mean the budget for the attainment of Total Broadcast Division Net Operating Revenue set by Employer from time-to-time in its sole discretion.

(d) “Total Broadcast Division SOI” or “Total Broadcast Division Station Operating Revenue” as used herein shall mean the Total Net Operating Revenue of the Broadcast Division less operating expenses attributable to the Broadcast Division.

(e) “Total Broadcast Division SOI Budget” as used herein shall mean the budget for the attainment of Total Broadcast Division Station Operating Income set by Employer from time-to-time in its sole discretion.

(f) “Total Broadcast Division Digital NOR” as used herein shall mean the gross revenues of the Broadcast Division from all digital advertising and marketing services including digital assets owned or operated by stations within the Broadcast Division and Salem Surround digital marketing services, excluding trade receivables, agency fees/discounts, and media costs for Google Ads PPC/YouTube.

(g) “Total Broadcast Division Digital NOR Budget” as used herein shall mean the budget for the attainment of Total Broadcast Division Digital NOR set by Employer from time-to-time in its sole discretion.

2. Base Salary. While employed by Employer, Employee shall receive a base salary (“Base Salary”) as follows:

(a) Commencing January 1, 2023 and continuing through December 31, 2023, Employee shall receive a Base Salary at the rate of $390,000 per year paid according to Employer’s payroll policy.

(b) Commencing January 1, 2024 and continuing through December 31, 2024, Employee shall receive a Base Salary at the rate of $399,750 per year paid according to Employer’s payroll policy.

(c) Commencing January 1, 2025 and continuing through December 31, 2025, Employee shall receive a Base Salary at the rate of $409,743.75 per year paid according to Employer’s payroll policy.

3. Quarterly Incentive-Based Compensation. Commencing January 1, 2023 and continuing thereafter, in addition to Base Salary, while employed by Employer, Employee shall be eligible to receive the following incentive-based compensation:

(a) If Total Broadcast Division NOR for the quarter is 100% or more of Total Broadcast Division NOR Budget for the quarter, Employee shall receive a bonus of $2,500 for that quarter.

(b) If Total Broadcast Division SOI for the quarter is 100% of more of the Total Broadcast Division SOI Budget for the quarter, Employee shall receive a bonus of $5,000 for that quarter.

(c) If Total Broadcast Division Digital NOR for the quarter is 100% or more of Total Broadcast Division Digital NOR Budget for the quarter, Employee shall receive a bonus of $2,500 for that quarter.

(d) Exclusion of Miami Cluster. During the calendar year of 2023, the Miami cluster of radio stations owned and operated by Hispanos Communications, LLC, an affiliate of Employer, shall not be included in the incentive calculations outlined in Sections 3(a)-(c) above.

4. Annual Discretionary Bonus. While employed by Employer, Employee will be eligible to receive an annual discretionary bonus based on profit and other goals to be determined in the sole discretion of the Chief Executive Officer of Employer, and as approved by Employer’s Board of Directors.

5. Stock Options. Employee shall be eligible for stock option consideration from time to time. Any such stock option grant will be at the discretion of the Board of Directors.

6. Benefits. Employee shall be Employee shall be eligible to participate in benefit plans that are available to all qualified employees of Employer from time-to-time. The availability and terms of such benefits shall be set by the management of Employer and may change from time-to-time or be discontinued in their entirety at the sole discretion of Employer. Employee shall be entitled to benefits only in accordance with the terms and conditions of such plans as they may be enumerated or changed from time-to-time.

7. Expense Reimbursement. Reasonable, bona-fide Employer-related entertainment, business, and travel expenses incurred by Employee in accordance with the Employee Handbook, Code of Ethics and written policies, all as issued by Employer, relating thereto shall be reimbursed or paid by Employer.

This Schedule shall govern compensation earned by Employee commencing January 1, 2023 in accordance with the Memorandum of Terms of Employment dated January 1, 2023 and Employer retains the right to modify this compensation plan at its sole discretion. Nothing in this Schedule shall modify the “At Will” nature of Employee’s employment with Employer.

Employee:	Employer: Salem Communications Holding Corporation

/s/ E. Allen Power	/s/ David Santrella
E. Allen Power	David Santrella Chief Executive Officer Salem Media Group, Inc.

I hereby certify that the terms and conditions of this Memorandum have been reviewed and approved by the Compensation Committee of Salem Media Group, Inc.

Effective Date: December 7, 2022	/s/ Richard A. Riddle
Richard A. Riddle
Chairman of the Compensation Committee,
Salem Media Group, Inc.